Exhibit 10.13

PARATEK PHARMACEUTICALS, INC.

Stuart B. Levy, M.D. Deferred Compensation Agreement

AGREEMENT relating to deferred compensation by and between Paratek Pharmaceuticals, Inc. (the “Company”) and Stuart B. Levy, M.D. (“Dr. Levy”).

WHEREAS, Dr. Levy is a key executive officer of the Company; and

WHEREAS, the Company and Dr. Levy entered into an employment agreement dated July 1, 1999 (the “Employment Agreement”), which provides that the Company shall accrue certain deferred compensation obligations for the benefit of Dr. Levy; and

WHEREAS, the Company and Dr. Levy wish to enter into this Agreement to provide for such deferred compensation obligations for the benefit of Dr. Levy.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Name and Parties; Supersession of Prior Agreements

This Agreement is hereby designated the “Dr. Stuart B. Levy, M.D. Deferred Compensation Agreement” (hereinafter the “Agreement”).

The parties to this Agreement are the Company and Dr. Levy.

This Agreement supersedes any prior agreements (oral or written) between the parties that relate in any way to the payment of deferred compensation, and any such prior agreements are rescinded and nullified as of the effective date stated in the following section.

2.	Effective Date.

The effective date of this Agreement is July 1, 1999.

3.	Establishment of Account.

(a) The Company shall establish a deferred compensation account (the “Account”) on its books to record the Company’s deferred compensation obligation to Dr. Levy under this Agreement. Each month starting with the effective date of this Agreement, the Company shall credit the Account with an amount equal to ten percent (10%) of Dr. Levy’s Base Salary (as defined in the Employment Agreement) for such month. Dr. Levy’s right to receive the amount credited to the Account in accordance with the provisions of this Agreement is fully vested and nonforfeitable, subject to the claims of the general creditors of the Company and the terms of this Agreement.

(b) The Account shall be credited with earnings and losses determined as if the Account had been invested in certain hypothetical investments designated by Dr. Levy (the “Investments(s)”). Dr. Levy shall designate the initial Investment(s) for the Account in writing, delivered in person or first class mail to the Chief Financial Officer of the Company (including if applicable the percentage of the Account to be invested in each such Investment). If Dr. Levy fails to designate any Investment(s), the Company shall credit the Account with interest equal to three percent (3%) per annum until such time as Dr. Levy makes such a designation. Dr. Levy may in like manner make changes in his Investment(s) and such changes shall be effective as soon as administratively feasible, but in no event more than ten (10) business days from the receipt by the Company of such written change.

4.	Payment of Account.

(a) The full Account, adjusted for earnings and losses as set forth in Section 3(b) of this Agreement, shall be paid to Dr. Levy in a single lump sum within five (5) business days of Dr. Levy’s termination of employment with the Company.

(b) If Dr. Levy dies before receiving payment of his entire Account, payment of the entire amount remaining in his Account will be made to his beneficiary as soon as administratively feasible following the Company’s receipt of evidence satisfactory to it of Dr. Levy’s death, unless Dr. Levy has not designated a beneficiary in which case the Account shall be paid to Dr. Levy’s estate.

5.	Optional Funding by the Company.

The Company will not be required to fund its obligations under this Agreement in any manner. The Company may, however, in its sole discretion make provision for such obligation, in whole or in part, in any manner it deems desirable, including, but not limited to the purchase of mutual fund shares, securities, certificates of deposits, insurance and United States Treasury Bills. If requested by the Company, Dr. Levy will take such steps as may be necessary or desirable to assist the Company in so funding its obligation, including without limitation all acts necessary or desirable to enable the Company to procure policies of insurance on his life. Any assets obtained under this section will be general assets of the Company and will not constitute a trust fund or escrow for the benefit of Dr. Levy. In addition, the Company in its sole discretion may establish a grantor trust of which it is treated as the owner under Code Section 671 to provide for the payment of benefits hereunder, subject to such terms and conditions as the Company may deem necessary or advisable to insure that benefits are not includable, by reason of the trust, in the taxable income of Dr. Levy (or his beneficiary) and that the existence of the trust does not cause this deferred compensation arrangement to be considered funded for purposes of Title I of the Employee Retirement Income Security Act of 1974.

6.	Beneficiary Designation; Payments to Beneficiary

By a signed memorandum delivered to the Company, Dr. Levy may from time to time designate one or more beneficiaries to receive all or a portion of his Account under this Agreement after his death. Dr. Levy may in the same manner at any time amend or revoke a previous designation without the consent of any person.

7.	General Provisions

(a) All payments or notices hereunder may be sent by mailing, first class postage prepaid, to Dr. Levy (or his beneficiary) at the address most recently provided to the Company by Dr. Levy (or his beneficiary). The Company will withhold from any payment due hereunder all taxes required by law to be withheld. The Company in its discretion may also reduce any payment hereunder by the amount of any indebtedness then owed by Dr. Levy (or his beneficiary) to the Company or any of its subsidiaries or affiliates.

(b) The rights of any person to the payment of any amount hereunder will be solely those of a general creditor of the Company.

(c) Dr. Levy’s rights hereunder are personal to him (or his beneficiary). No right or payment hereunder will be subject to anticipation, assignment, alienation or other transfer by Dr. Levy, except by designation of beneficiary under Section 6 or by will or the laws of descent and distribution in the event of Dr. Levy’s death, or by reduction under Section 7(a) above.

(d) This Agreement will not confer upon Dr. Levy any right to continued employment with the Company or affect or modify in any way either the Company’s right to discharge him or the other terms of his employment. Dr. Levy’s rights hereunder will be solely those specifically stated in this Agreement.

(e) No amounts credited to the Account under Section 3(a) or set aside by the Company to fund its obligation under Section 5 above will be considered compensation for purposes of determining Dr. Levy’s rights under any employee benefit plan or program maintained by the Company.

(f) If the Company determines that any person to whom any payment is due under this Agreement is unable to care for his affairs because of illness, accident or disability, or is a minor, any payment due may (unless a prior claim therefor has been made by a duly appointed guardian or other legal representative) be paid to such person’s spouse, child, parent, brother or sister, or to any person deemed by the Company to have incurred expense for the person otherwise entitled to payment, in such manner and proportions as the Company may determine. Any such payment will to the extent thereof be a complete discharge of the liabilities of the Company under this Agreement.

8.	Governing Law.

This Agreement, including its interpretation and effect, will be governed by the laws of the Commonwealth of Massachusetts. If any provision of this Agreement is adjudged to be enforceable only in part or for a period shorter than the period specified herein, such partially enforceable provision or period is intended to be enforced to the full extent permitted by law.

9.	Administration and Interpretation.

The Company shall have discretionary authority over the interpretation, administration and operation of this Agreement and the Company shall bear the reasonable expenses of the Company related to the administration and operation of this Agreement.

10.	Liability.

No officer, director, employee or agent of the Company shall be liable for any action taken hereunder, whether by omission or commission, by any other officer, director, employee or agent of the Company to whom duties in connection with the administration of this Agreement have been delegated, except in circumstances involving his or her fraud or gross negligence. The Company shall fully indemnify any officer, director or employee of the Company in connection with the administration of this Agreement except in cases involving his or her fraud or gross negligence. The Company or its agent may consult with legal counsel, who may be legal counsel for the Company or the Company’s agent, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.

11.	Amendment and Termination.

This Agreement contains the entire understanding of the parties. This Agreement may only be amended or terminated with the consent of the Company and Dr. Levy by a written instrument signed by both Dr. Levy (or his beneficiary) and a duly authorized officer of the Company; provided, however, the Company shall be permitted to unilaterally terminate this Agreement at any time after the completion of the Term upon thirty (30) days written notice delivered to Dr. Levy. No amendment or termination of this Agreement will divest or affect Dr. Levy’s right to amounts credited to the Account before the effective date of such amendment or termination (subject to fluctuations in the amount credited to the Account attributable to the Investment(s) designated by Dr. Levy).

12.	Capitalized Terms.

Any capitalized term not defined herein shall have the same meaning given to it in the Employment Agreement.

13.	Binding Effect.

This Agreement will be binding upon Dr. Levy and his beneficiaries, legatees, heirs and personal representatives. This Agreement will be binding upon the Company and its successors and assigns.

This Agreement may be executed in two or more counterparts, each of which will constitute an original.

[Signatures are on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, individually or by a duly authorized officer, as of Jan 16, 2000.

STUART B. LEVY, M.D.

/s/ Stuart B. Levy
Stuart B. Levy, M.D.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Beverly Armstrong

Title:	VP & Chief Financial Officer

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